UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

MOLECULAR DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27316 (Commission File Number)	94-2914362 (IRS Employer Identification No.)

1311 Orleans Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 747-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURES

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 17, 2004, Molecular Devices Corporation (the “Company”) entered into an Amended Key Employee Agreement (the “Agreement”) with Timothy A. Harkness, Senior Vice President and Chief Financial Officer of the Company. The Agreement supersedes and replaces Mr. Harkness’ original offer letter agreement with the Company and the Change in Control Severance Benefit Plan established by the Company for Mr. Harkness, which were incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as Exhibits 10.21 and 10.34, respectively. The following description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2004.

Pursuant to the terms of the Agreement, Mr. Harkness will receive a base salary of $275,000, which will be reviewed annually, and will be eligible for a discretionary performance bonus of up to 60% of his base salary based on the attainment of certain corporate goals established in agreement with the Chief Executive Officer of the Company.

In the event Mr. Harkness is terminated without Cause (as defined in the Agreement) or Mr. Harkness resigns from the Company for Good Reason (as defined in the Agreement), other than in connection with a Change in Control (as defined in the Agreement), Mr. Harkness will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•	The Company will retain Mr. Harkness as a consultant for a period of one year following his termination, during which time he will be entitled to a monthly cash payment equal to 1/12th of the sum of (i) his annual base salary in effect at the time of his termination plus (ii) the bonus amount Mr. Harkness would have earned at 100% of target for the year in which the termination occurs.

•	The outstanding stock options held by Mr. Harkness as of the date of his termination will become fully vested and exercisable as of that date.

In the event Mr. Harkness is terminated without Cause or Mr. Harkness resigns from the Company for Good Reason within two months prior to, or 24 months after, a Change in Control, Mr. Harkness will, subject to certain conditions, be entitled to receive certain severance benefits (in lieu of the severance benefits described above), including the following:

•	Mr. Harkness will be entitled to a single lump-sum payment equal to the sum of (i) 18 months of his annual base salary in effect at the time of his termination, plus (ii) 1.5 times the bonus amount Mr. Harkness would have earned at 100% of target for the year in which the termination occurs.

•	The outstanding stock options held by Mr. Harkness as of the date of his termination will become fully vested and exercisable as of that date.

Item 1.02. Termination of a Material Definitive Agreement.

As described under Item 1.01 of this Form 8-K, Mr. Harkness’ original offer letter agreement with the Company (the “Offer Letter”) and the Change in Control Severance Benefit Plan established by the Company for Mr. Harkness (the “Severance Benefit Plan”) were superseded and replaced by the Agreement.

Pursuant to the terms of the Offer Letter:

•	Mr. Harkness was appointed as Vice President, Finance and Chief Financial Officer, effective July 9, 1998 (the “Employment Date”).

•	Mr. Harkness was eligible to receive options to purchase 75,000 shares of the Company’s common stock. The stock options vested over five years with 15,000 shares vesting on the first anniversary of the Employment Date and 3,750 shares vesting every quarter thereafter. Mr. Harkness was also eligible to receive stock grants for an aggregate of 10,000 shares of the Company’s common stock.

•	In the event of a Change of Control (as defined in the offer letter agreement) resulting in either a termination or demotion, all of Mr. Harkness’ stock options and shares were to become fully vested on such date. In addition, Mr. Harkness was to be granted a one-time severance payment equal to the last 12 months of his total compensation.

In April 2002, Mr. Harkness agreed to forgo the Change of Control severance benefits under the Offer Letter and enrolled in the Severance Benefit Plan. Under the Severance Benefit Plan, in the event of a constructive or involuntary termination without cause within 13 months after a Change in Control (as defined in the Severance Benefit Plan), Mr. Harkness was, subject to certain conditions, entitled to receive certain severance benefits, including (i) a single lump-sum payment equal to 12 months’ salary, (ii) a bonus payment equal to what would have been earned at 100% of target for the year of termination, and (iii) full acceleration of vesting and exercisability of all outstanding options.

The above descriptions of the Offer Letter and the Severance Benefit Plan are summaries of the material terms of the Offer Letter and the Severance Benefit Plan and do not purport to be complete, and are qualified in their entirety by reference to the Offer Letter and the Severance Benefit Plan, which were incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as Exhibits 10.21 and 10.34, respectively.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULAR DEVICES CORPORATION

Dated: December 21, 2004	By:	/s/ Joseph D. Keegan, Ph.D.

Joseph D. Keegan, Ph.D.
President and Chief Executive Officer